Exhibit 99.1

Response Biomedical Corp. Announces
2013 Third Quarter Financial Results

VANCOUVER, British Columbia – November 13, 2013 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the quarter and nine months ended September 30, 2013.

The Company reported sales of $2.1 million in the third quarter of 2013, a 22% decline from the third quarter of 2012. The Company’s gross margin increased 7.1 percentage points versus Q3, 2012, growing from 27.6% to 34.7%. Operating expenses declined 7% to $2.1M this quarter versus last year. GAAP net loss was $2.5 million in the third quarter of 2013, a decrease of 4% from a $2.7 million net loss in the same period last year. Adjusted Net Loss, which excludes the non-cash impact of the warrant liability, decreased to $1.6 million compared to $1.8 million in the comparative quarter last year. The Company’s adjusted EBITDA this quarter was negative $1.0 million, a reduction of $300 thousand from the same period last year.

Response’s Chief Executive Officer, Jeff Purvin, commented on Response’s third quarter, 2013, performance, saying “We’re pleased to have reduced operating expenses and grown our gross margin in spite of the decrease in our sales in Q3, compared to last year. We achieved our internal forecast for sales everywhere in the world in Q3, except for in China. Thus, we believe our global strategy is solid during this transitional period as we move to reduce our reliance upon China sales. However, our two biggest China distributors, which collectively account for approximately 60% of our global sales, materially failed to achieve their contractual sales obligations in Q3. These two distributors currently own all of Response’s China specific regulatory clearances; consequently we are making continued progress towards achieving our goal of owning our own product registrations in China by the end of 2013. Owning our own registrations will allow us to bring on new distributors which we expect will help us to stabilize and grow our China base of sales and sharply reduce our dependence upon our current distributors’ regulatory registrations in this important market for us.”

Financial results for the three months ended September 30, 2013

●	Product sales decreased 22% to $2.1 million for the three months ended September 30, 2013 compared to $2.7 million for the same period in 2012.

o

Cardiovascular sales decreased to $1.9 million during the three months ended September 30, 2013, compared to $2.6 million in the comparative period in 2012. The decrease is primarily due to an unanticipated decrease in demand by our largest distributor in China.

o	Infectious Disease, Biodefense and West Nile Virus sales increased to $0.2 million during the three months ended September 30, 2013, compared to $0.1 million in the comparative period in 2012.

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Gross margin increased to 34.7% for the three months ended September 30, 2013, compared to a gross margin of 27.6% for the same period in 2012. The increase is primarily due to a reduction in unit manufacturing costs achieved through improvements in manufacturing efficiency and a reduction in component material costs as a result of purchasing from more economical suppliers.

●	Operating expenses decreased by 7% to $2.1 million for the three months ended September 30, 2013, compared to $2.3 million in 2012. This decrease is primarily due to:

o

A $224,000 decrease in research and development costs due to the timing of the 2012 clinical development of our newest assay for D-dimer and a $124,000 decrease in general and administrative costs due to a decrease in legal expenses and a decrease in recruiting fees incurred for senior management personnel in 2012. These decreases were partially offset by $178,000 increase in sales and marketing expenses due to an increase in salaries and travel expenditures as a result of the addition of sales and marketing personnel in the U.S. and China.

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As a result of the improved gross margin and reduced operating expenses described above, Adjusted EBITDA for the three months ended September 30, 2013 was negative $1.0 million compared to negative $1.3 million in the same period in 2012. Adjusted EBITDA excludes interest expense, interest income, income taxes, depreciation and amortization, stock-based compensation expense, and the unrealized loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between Adjusted EBITDA and GAAP Net loss and comprehensive loss is included below.

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GAAP Net loss for the three months ended September 30, 2013 totaled $2.5 million compared to a $2.7 million net loss in the comparative 2012 period. A significant component of the net loss is a $1.0 million unrealized loss on the revaluation of our non-cash warrant liability versus a $0.9 million unrealized loss in the third quarter of 2012. The increase in the unrealized loss is due to the increase in our share price during the quarter. Share price is an input into the pricing model used for the determination of the value of the warrant liability, and modest changes in the share price can have a significant impact on the valuation of the non-cash warrant liability.

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Adjusted net loss for the three months ended September 30, 2013 totaled $1.6 million compared to a $1.8 million adjusted net loss in the comparative 2012 period. Adjusted net loss excludes the revaluation charge of the non-cash warrant liability. A reconciliation between adjusted net loss and GAAP Net income (loss) and Comprehensive income (loss) is included below.

Financial results for the nine months ended September 30, 2013

●	Product sales decreased 3% to $8.4 million for the nine months ended September 30, 2013, compared to $8.7 million for the nine months ended September 30, 2012.

o

Cardiovascular sales decreased to $7.1 million during the nine months ended September 30, 2013, compared to $8.0 million in the comparative period in 2012. The decrease is primarily due to decreased sales to our largest distributor in China during the third quarter.

o

Infectious Disease, Biodefense and West Nile Virus sales increased to $1.3 million during the nine months ended September 30, 2013, compared to $0.7 million in the comparative period in 2012. The increase is primarily due to the seasonal increase in the demand for Influenza tests during the first quarter based on the severity of the 2012-2013 Influenza season and an increase in West Nile Virus sales.

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Gross margin was 41.2% during the nine months ended September 30, 2013, compared to a gross margin of 36.3% in 2012. Gross margin increased primarily as a result of a decrease in manufacturing costs incurred spread over the relative same level of production in the same period in 2012 reflecting an improvement in manufacturing efficiency. In addition, gross margin benefited from higher infectious disease, Biodefense, and West Nile Virus test sales, which are sold at higher average selling prices in comparison to our Cardiovascular tests.

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Operating expenses decreased to $6.1 million during the nine months ended September 30, 2013, compared to $6.7 million in 2012. The decrease is primarily due to a decrease in development costs due to the timing of the clinical development of our D-dimer assay in 2012, a decrease in development and administrative salaries as a result of a lower headcount in those areas and a decrease in recruiting fees incurred for senior management personnel in 2012. These decreases were partially offset by increased salary and travel costs as a result of the addition of sales and marketing personnel in the U.S. and China.

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Adjusted EBITDA for the nine months ended September 30, 2013 was negative $1.4 million compared to negative $2.4 million in 2012 as a result of the improved gross margin and reduced operating expenses described above.

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GAAP Net loss for the period totaled $9.2 million during the nine months ended September 30, 2013, compared to a $6.0 million net loss in the comparative 2012 period. The loss is primarily due to a $4.2 million increase in the unrealized loss on the revaluation of our non-cash warrant liability from the same period in 2012. The increase in the unrealized loss is due to the significant increase in our share price in 2013 compared to 2012.

●	Adjusted net loss for the nine months ended September 30, 2013 totaled $3.1 million compared to a $4.1 million adjusted net loss in the comparative 2012 period.

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Cash and cash equivalents as at September 30, 2013 were $1.1 million compared to $1.3 million as of June 30, 2013. On November 7, 2013, the Company announced that its shareholders have approved a brokered and non-brokered Private Placement for gross proceeds of approximately $3.1 million (net proceeds of approximately $2.7 million after deducting financing costs).

For a further discussion of the Company’s financial results for the third quarter of 2013, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and on an “adjusted” (or non-GAAP) basis for the quarter and nine months ended September 30, 2013 and 2012. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net loss and comprehensive loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of this adjustment to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA or Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that our global strategy is solid during this transitional period as we move to reduce our reliance upon China sales, our goal of owning our own product registrations in China by the end of 2013 and owning our own registrations will allow us to bring on new distributors which we expect will help us to stabilize and grow our China base of sales and eliminate our dependence upon our current distributors’ regulatory registrations in this important market for us. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Product sales	$2,088	$2,679	$8,397	$8,699
Cost of sales	1,363	1,940	4,934	5,540
Gross profit	725	739	3,463	3,159
Gross margin on product sales	35%	28%	41%	36%
Operating expenses	2,102	2,272	6,095	6,713
Other expenses (excluding unrealized loss on revaluation of warrant liability)	220	273	483	559
Adjusted net loss	$(1,597)	$(1,806)	$(3,115)	$(4,113)
Unrealized loss on revaluation of warrant liability	950	854	6,055	1,861
Net loss and comprehensive loss	$(2,547)	$(2,660)	$(9,170)	$(5,974)
Adjusted loss per common share - basic and diluted	$(0.24)	$(0.28)	$(0.48)	$(0.64)

Reconciliation of Adjusted EBITDA to GAAP Net Loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$(1,034)	$(1,294)	$(1,446)	$(2,360)
Interest expense	173	182	525	554
Interest income	(3)	(4)	(10)	(19)
Income tax expense	12	-	27	-
Depreciation and amortization	191	245	621	726
Stock-based compensation	190	89	506	492
Unrealized loss on revaluation of warrant liability	950	854	6,055	1,861
Net loss and comprehensive loss	$(2,547)	$(2,660)	$(9,170)	$(5,974)

Reconciliation of Adjusted Net Loss to GAAP Net Loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted Net loss	$(1,597)	$(1,806)	$(3,115)	$(4,113)
Unrealized loss on revaluation of warrant liability	950	854	6,055	1,861
Net loss and comprehensive loss	$(2,547)	$(2,660)	$(9,170)	$(5,974)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com